Exhibit 10.1
THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of April 9, 2009, among ALLIS-CHALMERS ENERGY INC., a Delaware corporation, as borrower (the “Borrower”), the undersigned Guarantors (collectively, the “Guarantors”), ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent for the Lenders parties to the hereinafter defined Credit Agreement (in such capacities, the “Administrative Agent” and “Collateral Agent,” respectively) and the undersigned Required Lenders.
Reference is made to the Second Amended and Restated Credit Agreement dated as of April 26, 2007 among Borrower, the Administrative Agent, the Collateral Agent and the Lenders parties thereto, as amended by a First Amendment to Second Amended and Restated Credit Agreement dated as of December 3, 2007 and a Second Amendment to Second Amended and Restated Credit Agreement dated as of December 30, 2008 (as amended, the “Credit Agreement”). Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings set forth in the Credit Agreement; all section, exhibit and schedule references herein are to sections, exhibits and schedules in the Credit Agreement; and all paragraph references herein are to paragraphs in this Amendment.
RECITALS
A. The Borrower has requested certain amendments to the Credit Agreement and the Lenders are willing, on the terms and conditions set forth herein, to amend the Credit Agreement as hereinafter set forth.
Accordingly, for adequate and sufficient consideration, the parties hereto agree, as follows:
Paragraph 1. Amendments. Effective as of the Third Amendment Effective Date, the Credit Agreement is amended as follows:
1.1 Definitions. Section 1.01 of the Credit Agreement is amended as follows:
(a) The following definitions are amended in their entirety to read as follows:
“Agreement means this Second Amended and Restated Credit Agreement as amended by the First Amendment to Second Amended and Restated Credit Agreement, Second Amendment to Second Amended and Restated Credit Agreement and Third Amendment to Second Amended and Restated Credit Agreement.”
“Applicable Rate means the following percentages per annum set forth in the table below, on any date of determination, with respect to the Type of Credit Extension or commitment fee that corresponds to the Leverage Ratio at such date of determination, as calculated based on the quarterly Compliance Certificate most recently delivered pursuant to Section 6.02(a):

		Commitment	Letter of Credit and
Pricing		Fee	Eurodollar Rate	Base Rate
Level	Leverage Ratio	+ (basis points)	+ (basis points)	+ (basis points)
1	Less than 2.50:1.00	75.0	400.0	300.0

2	Less than 3.00:1.00 but greater than or equal to 2.50:1.00	85.0	425.0	325.0

3	Less than 3.50:1.00 but greater than or equal to 3.00:1.00	95.0	500.0	400.0

4	Less than 4.00:1.00 but greater than or equal to 3.50:1.00	105.0	650.0	550.0

5	Greater than or equal to 4.00:1.00	125.0	750.0	650.0
Third Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first day of the fiscal quarter of the Borrower immediately following the date of a Compliance Certificate delivered pursuant to Section 6.02(a); provided, however, that if no Compliance Certificate is delivered during a fiscal quarter within 10 days after such Compliance Certificate is due in accordance with such Section, Pricing Level 5 shall apply as of the first day of such following fiscal quarter.
In the event that any Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Aggregate Revolving Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate based upon the foregoing pricing grid (the “Accurate Applicable Rate”) for any period that such Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a Compliance Certificate for such period, (ii) the Applicable Rate shall be adjusted such that after giving effect to the corrected Compliance Certificate the Applicable Rate shall be reset to the Accurate Applicable Rate based upon the foregoing pricing grid for such period as set forth in the foregoing pricing grid and (iii) if the Accurate Applicable Rate is higher than the Applicable Rate based upon the foregoing pricing grid, the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Rate for such period.
“Cash Adjusted Consolidated Funded Debt means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the excess of (a) Consolidated Funded Debt less (b) the excess of (i) unrestricted cash and Cash Equivalents as reflected on the balance sheet less (ii) Net Cash Proceeds from Equity Issuances to the extent such Net Cash Proceeds have not been expended or invested, as certified by the Borrower in the most recently delivered Compliance Certificate.”
“Net Cash Proceeds means (i) any Insurance Payment, (ii) cash received in connection with any Disposition (including any cash received by way of deferred payment as and when received), in each case received by the Borrower or any of its Subsidiaries in connection with and as consideration therefor, on or after the date of consummation of such transaction, after (a) deduction of taxes payable in connection with or as a result of such transaction, and (b) payment of all usual and customary brokerage commissions and all other reasonable fees and expenses related to such transaction (including, without limitation, reasonable attorneys’ fees and closing costs incurred in connection with such transaction), and (iii) with respect to any Equity Issuance, proceeds of such Equity Issuance after payment of underwriting fees and payment of all cash closing costs and transaction costs, including reasonable attorneys fees.”
Third Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

(b) The following definitions are inserted alphabetically into Section 1.01 of the Credit Agreement:
“Accounts Receivable means and includes all of the Borrower’s and its Domestic Subsidiaries’ now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.”
“Borrowing Base has the meaning given to such term in Section 2.01A.”
“Borrowing Base Period means the period of time commencing with the Third Amendment Effective Date until the fiscal quarter beginning July 1, 2010.
“Borrowing Base Report means a report in the form attached hereto as Exhibit E, appropriately completed, together with the following attachments: (a) a detailed aged schedule of all Accounts Receivable as of the date specified in such report, listing face amounts and dates of invoices of each such Accounts Receivable and the name of each account debtor obligated on such Accounts Receivable (and, upon request of Administrative Agent, copies of invoices, credit reports, and any other matters and information relating to the Accounts Receivable), (b) a detailed aged schedule of all Eligible Accounts Receivable as of the date specified in such report, listing face amounts and dates of invoices of each such Accounts Receivable and the name of each account debtor obligated on such Accounts Receivable (and, upon request of Administrative Agent, copies of invoices, credit reports, and any other matters and information relating to the Eligible Accounts Receivable) and (c) an appraisal report dated within the most recent 12 month period, setting forth the orderly liquidation value of Borrower’s and Subsidiaries’ domestic fixed assets.”
“Eligible Accounts Receivable means Accounts Receivable of the Borrower and any Domestic Subsidiary which is a Guarantor, excluding any Accounts Receivable:
(i) with respect to which more than ninety (90) days have elapsed since the date of the original invoice;
(ii) with respect to which any of the representations, warranties, covenants, and agreements contained in any Collateral Document are incorrect or have been breached in any material respect;
(iii) with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason for such Accounts Receivable (or any other Accounts Receivable due from such account debtor);
Third Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

(iv) which represents a progress billing (as hereinafter defined) or as to which the Borrower or any of the Domestic Subsidiaries has extended the time for payment without the consent of the Administrative Agent; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the account debtor’s obligation to pay such invoice is conditioned upon the Borrower’s or any of the Domestic Subsidiaries’ completion of any further performance under the contract or agreement;
(v) with respect to which any one or more of the following events has occurred to the account debtor on such Accounts Receivable: death or judicial declaration of incompetency of an account debtor who is an individual; the filing by or against the account debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under Debtor Relief Laws of the U.S. or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the account debtor for the benefit of creditors; the appointment of a receiver or trustee for the account debtor or for any of the assets of the account debtor including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code of the United States; the institution by or against the account debtor of any other type of insolvency proceeding (under Debtor Relief Laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the account debtor; the sale, assignment, or transfer of all or any material part of the assets of the account debtor; the nonpayment generally by the account debtor of its debts as they become due; or the cessation of the business of the account debtor as a going concern;
(vi) if twenty percent (20%) or more of the aggregate Dollar amount of outstanding Accounts Receivable owed at such time by the account debtor thereon is classified as ineligible under clause (i) above;
(vii) owed by an account debtor which: (1) does not maintain its chief executive office in the United States; or (2) is not organized under the Laws of the United States or any state thereof; or (3) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Accounts Receivable is secured or payable by a letter of credit or guarantee satisfactory to the Administrative Agent in its reasonable discretion;
(viii) owed by an account debtor which is an Affiliate or employee of the Borrower or any of its Subsidiaries;
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Energy Second Amended and
Restated Credit Agreement

(ix) except as provided in clause (xi) below, with respect to which either the perfection, enforceability, or validity of the Administrative Agent’s Liens in such Accounts Receivable, or the Administrative Agent’s right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Accounts Receivable, is governed by any federal, state, or local statutory requirements other than those of the UCC;
(x) owed by an account debtor to which the Borrower or any of its Subsidiaries, is indebted in any way, or which is subject to any right of setoff or recoupment by the account debtor, unless the account debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights; or if the account debtor thereon has disputed liability or made any claim with respect to any other Accounts Receivable due from such account debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;
(xi) owed by the government of the United States, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. §3727 et seq.), and any other steps necessary to perfect the Administrative Agent’s Liens therein, have been complied with to the Administrative Agent’s satisfaction with respect to such Accounts Receivable;
(xii) owed by any state, municipality, or other political subdivision of the United States, or any department, agency, public corporation or other instrumentality thereof and as to which the Administrative Agent determines that its Lien therein is not or cannot be perfected;
(xiii) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;
(xiv) which is evidenced by a promissory note or other instrument or by chattel paper;
(xv) intentionally deleted;
(xvi) with respect to which the account debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower or any of the Domestic Subsidiaries to seek judicial enforcement in such state of payment of such Accounts Receivable, unless such Borrower or Domestic Subsidiary has qualified to do business in such state, has filed a Notice of Business Activities Report or equivalent report for the then current year (unless the laws of such state permit the Notice of Business Activities Report or equivalent report to be filed immediately prior to such suit) or the failure to file such Notice of Business Activities Report or equivalent report is not otherwise an impediment to the collection of such Accounts Receivable;
(xvii) with respect to which the goods giving rise to such Accounts Receivable have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Accounts Receivable have not been performed by the Borrower or a Domestic Subsidiary, as applicable, and, if applicable, accepted by the account debtor, or the account debtor revokes its acceptance of such goods or services;
Third Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

(xviii) owed by an account debtor which is obligated to the Borrower or any of the Domestic Subsidiaries representing Accounts Receivable the aggregate unpaid balance of which exceeds fifteen percent (15%) of the aggregate unpaid balance of all Accounts Receivable owed to the Borrower or any of the Domestic Subsidiaries at such time by all of the Borrower’s and the Domestic Subsidiaries’ account debtors, but only to the extent of such excess;
(xx) which is not subject to a first priority and perfected security interest in favor of the Administrative Agent for the benefit of the Lenders; or
(xxi) which is owed to any Subsidiary acquired after the Closing Date unless a field audit of such Person’s Accounts Receivable has been delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.
If any Accounts Receivable at any time ceases to be an Eligible Accounts Receivable, then such Accounts Receivable shall promptly be excluded from the calculation of Eligible Accounts Receivable.”
“Third Amendment Effective Date means the date the Third Amendment to Second Amended and Restated Credit Agreement by its terms becomes effective among the parties thereto.”
“Third Amendment to Second Amended and Restated Credit Agreement means that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of April _____, 2009, among the Borrower, the Guarantors, Royal Bank of Canada, as Administrative Agent and Collateral Agent, and the Required Lenders.”
1.2 Section 2.01. Section 2.01 of the Credit Agreement is amended in its entirety as follows:
“Section 2.01 Revolving Loans. Subject to and in reliance upon the terms, conditions, representations, and warranties in the Loan Documents, each Lender severally, but not jointly, agrees to make revolving loans (each such loan a “Revolving Loan”) to Borrower from time to time on any Business Day during the period from the Second Amended and Restated Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the lesser of (i) the amount of such Lender’s Pro Rata Share of one or more Revolving Loan Borrowings not to exceed, when aggregated with the Outstanding Amount of the L/C Obligations, such Lender’s Revolving Commitment and (ii) such Lender’s Pro Rata Share of the Borrowing Base. Revolving Loan Borrowings may be repaid and reborrowed from time to time in accordance with the terms and provisions of the Loan Documents; provided that, each such Revolving Loan Borrowing must occur on a Business Day and no later than the Business Day immediately preceding the Maturity Date. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, all Revolving Loan Borrowings made on the Second Amended and Restated Closing Date shall be made as Base Rate Loans.”
Third Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

1.3 Section 2.01A. A new Section 2.01A to the Credit Agreement is hereby added as follows:
“Section 2.01A Borrowing Base Determinations.
(a) During the Borrowing Base Period, the Borrowing Base (the “Borrowing Base”) shall be equal to the sum of (i) twenty-five percent (25%) of the orderly liquidation value of the Borrower’s and its Subsidiaries’ domestic fixed assets (as determined by the most recently delivered asset appraisals delivered to the Administrative Agent pursuant to Section 6.02(e) or (f), and (ii) eighty percent (80%) of Eligible Accounts Receivable. The Borrowing Base shall be determined each month by reference to the most recent Borrowing Base Report delivered to the Administrative Agent (absent any error in such Borrowing Base Report) which shall be effective as of the date such Borrowing Base Report is required to be delivered pursuant to Section 6.02(j).
(b) During the period from Third Amendment Effective Date to the first redetermination of the Borrowing Base pursuant to Section 2.01A(a), the Borrowing Base shall be determined by the Borrowing Base Report delivered on the Third Amendment Effective Date.”
1.4 Section 2.03(e). A new Section 2.03(e) to the Credit Agreement is hereby added as follows:
“(e) Prepayments by Reason of Borrowing Base Deficiency. If on any date during the Borrowing Base Period the Outstanding Amount of all Revolving Loans and L/C Obligations shall exceed the Borrowing Base, then the Borrower shall immediately make a mandatory prepayment of the Revolving Loans equal to such excess, and if any such excess remains after such prepayments, to the extent of such excess the Borrower shall immediately Cash Collateralize the L/C Obligations.”
1.5 Section 6.02(e). Section 6.02(e) of the Credit Agreement is amended in its entirety to read as follows:
“(e) delivery within the prior 12-month period of one or more domestic fixed asset appraisal(s) by a third party satisfactory to the Administrative Agent;”
1.6 Section 6.02(f). Section 6.02(f) of the Credit Agreement is amended in its entirety to read as follows:
“(f) at the request of the Required Lenders (to include the Administrative Agent), the Borrower will deliver updated appraisals, in form and substance reasonably satisfactory to the Administrative Agent, that cover all domestic fixed assets within sixty (60) days of such request;”
Third Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

1.7 Section 6.02(j). A new Section 6.02(j) to the Credit Agreement is hereby added as follows:
“(j) within fifteen (15) days after the end of each calendar month, (i) a completed Borrowing Base Report calculating and certifying the Borrowing Base as of the last day of such calendar month, certified as complete and correct and signed on behalf of the Borrower by its chief financial officer, and (ii) such other supporting documentation and additional reports with respect to the Borrowing Base as the Administrative Agent shall request; provided, however, after the delivery of the initial Borrowing Base Report with an attached appraisal report, subsequent Borrowing Base Reports need not attach the same appraisal report but may merely state that the prior appraisal report is incorporated by reference or language to similar effect. The first Borrowing Base Report delivered after delivery of an updated appraisal pursuant to Section 6.02(e) or (f) shall have attached to it such updated appraisal report, but subsequent Borrowing Base Reports shall be subject to the same delivery requirements as are specified in the preceding sentence, until delivery of a subsequent updated appraisal report.”
1.8 Section 7.14. Section 7.14 of the Credit Agreement is amended by deleting the figure “$120,000,000” and substituting the figure “$85,000,000”.
1.9 Section 7.19(a). Section 7.19(a) of the Credit Agreement is amended in its entirety to read as follows:
“(a) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter to be less than the amount specified below:

For the period	Interest Coverage Ratio

From the Second Amended and Restated Closing Date through the fiscal quarter ending on March 31, 2009	2.75 to 1.00

From the fiscal quarter beginning on April 1, 2009 through the fiscal quarter ending on June 30, 2010	2.00 to 1.00

For fiscal quarters beginning on or after July 1, 2010	2.75 to 1.00
1.10 Section 7.19(c). Section 7.19(c) of the Credit Agreement is amended in its entirety to read as follows:
“(c) Leverage Ratio. Permit the Leverage Ratio as of the end of any fiscal quarter to be less than the amount specified below:

For the period	Leverage Ratio

From the Second Amended and Restated Closing Date through the fiscal quarter ending on March 31, 2009	4.00 to 1.00

From the fiscal quarter beginning on April 1, 2009 through the fiscal quarter ending on June 30, 2010	4.75 to 1.00

For fiscal quarters beginning on or after July 1, 2010	4.00 to 1.00
Third Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

1.11 Exhibit C. Exhibit C Form of Compliance Certificate to the Credit Agreement is amended in its entirety to read as set forth on Supplemental Exhibit C attached hereto.
1.12 Exhibit E. Exhibit E Form of Borrowing Base Report attached hereto as Supplemental Exhibit E shall be added as an exhibit to the Credit Agreement as Exhibit E.
Paragraph 2. Effective Date. This Amendment shall not become effective until the date (such date, the “Third Amendment Effective Date”) the Administrative Agent receives all of the agreements, documents, certificates, instruments, and other items described below:
(a) this Amendment, executed by the Borrower, the Guarantors, and the Required Lenders;
(b) payment on the Third Amendment Effective Date to the Administrative Agent of a fifty (50) basis point amendment fee calculated on the Aggregate Revolving Commitment in effect on the Third Amendment Effective Date which fee will be shared among each Lender timely approving the Third Amendment in accordance with its Pro Rata share of the Aggregate Revolving Commitment, which fee once paid will be fully earned and nonrefundable;
(c) fees and expenses required to be paid pursuant to Paragraph 5 of this Amendment, to the extent invoiced prior to the Third Amendment Effective Date;
(d) evidence satisfactory to the Administrative Agent that any necessary consents to the transactions contemplated in this Amendment from the holders of the Senior Unsecured Notes has been obtained and is in full force and effect;
(e) a Borrowing Base Report from a Responsible Officer of the Borrower as of the most recent month end preceding the Third Amendment Effective Date; and
(f) such other assurances, certificates, documents and consents as the Administrative Agent may require.
Paragraph 3. Acknowledgment and Ratification. As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, each of the Borrower and the Guarantors (i) consents to the agreements in this Amendment, (ii) agrees and acknowledges that the execution, delivery, and performance of this Amendment shall in no way release, diminish, impair, reduce, or otherwise affect the respective obligations of the Borrower or any Guarantor under the Loan Documents to which it is a party, which Loan Documents shall remain in full force and effect, and all rights thereunder are hereby ratified and confirmed.
Third Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

Paragraph 4. Representations. As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, each of the Borrower and the Guarantors represents and warrants to the Administrative Agent and the Lenders that as of the Third Amendment Effective Date and as of the date of execution of this Amendment, (a) all representations and warranties in the Loan Documents are true and correct in all material respects as though made on the date hereof, except to the extent that any of them speak to a different specific date, and (b) no Default or Event of Default exists.
Paragraph 5. Expenses, Funding Losses. The Borrower shall pay on demand all reasonable costs, fees, and expenses paid or incurred by the Administrative Agent incident to this Amendment, including, without limitation, Attorney Costs in connection with the negotiation, preparation, delivery, and execution of this Amendment and any related documents, filing and recording costs, and the costs of title insurance endorsements, if any.
Paragraph 6. Miscellaneous. This Amendment is a “Loan Document” referred to in the Credit Agreement. The provisions relating to Loan Documents in Article X of the Credit Agreement are incorporated in this Amendment by reference. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment must be construed, and its performance enforced, under Texas law and applicable federal law, (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable.
Paragraph 7. Entire Agreement. This amendment represents the final agreement between the parties about the subject matter of this amendment and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
Paragraph 8. Parties. This Amendment binds and inures to the benefit of the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent, the other Lenders, and their respective successors and assigns.
Paragraph 9. Further Assurances. The parties hereto each agree to execute from time to time such further documents as may be necessary to implement the terms of this Amendment.
Third Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

Paragraph 10. Release. As additional consideration for the execution, delivery and performance of this Amendment by the parties hereto and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Amendment, the Borrower warrants and represents to the Administrative Agent, the Collateral Agent and the Lenders that to the best of its knowledge no facts, events, statuses or conditions exist or have existed which, either now or with the passage of time or giving of notice, or both, constitute or will constitute a basis for any claim or cause of action against the Administrative Agent, the Collateral Agent or any Lender or any defense to (i) the payment of Obligations under the Revolver Notes and/or the Loan Documents, or (ii) the performance of any of its obligations with respect to the Revolver Notes and/or the Loan Documents. In the event any such facts, events, statuses or conditions exist or have existed, Borrower unconditionally and irrevocably hereby RELEASES, RELINQUISHES and forever DISCHARGES Administrative Agent, the Collateral Agent and the Lenders, as well as their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives, of and from any and all claims, demands, actions and causes of action of any and every kind or character, past or present, which Borrower may have against any of them or their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives arising out of or with respect to (a) any right or power to bring any claim for usury or to pursue any cause of action based on any claim of usury, and (b) any and all transactions relating to the Loan Documents occurring prior to the date hereof, including any loss, cost or damage, of any kind or character, arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of any of them, and their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives, including any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy, but in each case only to the extent permitted by applicable Law.
Paragraph 11. Execution in Counterparts. This Amendment may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.
The parties hereto have executed this Amendment in multiple counterparts to be effective as of the Third Amendment Effective Date.
Remainder of Page Intentionally Blank
Signature Pages to Follow.
Third Amendment to Allis-Chalmers
Energy Second Amended and
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER: ALLIS-CHALMERS ENERGY INC., a Delaware corporation, as Borrower
By:	/s/ Victor M. Perez
Victor M. Perez
Chief Financial Officer
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Signature Page 1

GUARANTORS:

AirComp LLC		Allis-Chalmers Drilling LLC

By:	/s/ Victor M. Perez Victor M. Perez	By:	/s/ Victor M. Perez Victor M. Perez
	Chief Financial Officer		Chief Financial Officer

Allis-Chalmers Holdings Inc.		Allis-Chalmers Management LLC

By:	/s/ Victor M. Perez	By:	/s/ Victor M. Perez

	Victor M. Perez		Victor M. Perez
	Chief Financial Officer		Chief Financial Officer

Allis-Chalmers Production Services LLC		Allis-Chalmers Rental Services LLC

By:	/s/ Victor M. Perez	By:	/s/ Victor M. Perez

	Victor M. Perez		Victor M. Perez
	Chief Financial Officer		Chief Financial Officer

Allis-Chalmers Tubular Services LLC		Rebel Rentals LLC

By:	/s/ Victor M. Perez	By:	/s/ Victor M. Perez

	Victor M. Perez		Victor M. Perez
	Chief Financial Officer		Chief Financial Officer

Petro-Rentals LLC		Strata Directional Technology LLC

By:	/s/ Victor M. Perez	By:	/s/ Victor M. Perez

	Victor M. Perez		Victor M. Perez
	Chief Financial Officer		Chief Financial Officer
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Energy Credit Agreement
Signature Page 2

ADMINISTRATIVE AGENT: ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent
By:	/s/ Ann Hurley
	Name:	Ann Hurley
	Title:	Manager, Agency
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Energy Credit Agreement
Signature Page 3

L/C ISSUER AND LENDER: ROYAL BANK OF CANADA, as a Lender and L/C Issuer
By:	/s/ Jason S. York
	Name:	Jason S. York
	Title:	Authorized Signatory

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Signature Page 4

LENDER: CATERPILLAR FINANCIAL SERVICES CORPORATION, as Lender
By:	/s/ Michael M. Ward
	Name:	Michael M. Ward
	Title:	Credit and Operations Manager—Syndications

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Signature Page 5

LENDER: JPMORGAN CHASE BANK, N.A. as a Lender
By:	/s/ Thomas E. Okamoto
	Name:	Thomas E. Okamoto
	Title:	Vice President

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Signature Page 6

LENDER: WELLS FARGO BANK, N.A. as a Lender
By:	/s/ Donald W. Herrick, Jr.
	Name:	Donald W. Herrick, Jr.
	Title:	Vice President

Third Amendment to Allis-Chalmers Energy Credit Agreement
Signature Page 7

LENDER: NATIXIS, as a Lender
By:	/s/ Carlos Quinteros
	Name:	Carlos Quinteros
	Title:	Director

By:	/s/ Timothy L. Polvado
	Name:	Timothy L. Polvado
	Title:	Senior Managing Director

Third Amendment to Allis-Chalmers Energy Credit Agreement
Signature Page 8

LENDER: WHITNEY NATIONAL BANK, as a Lender
By:	/s/ Mark McCullough
	Name:	Mark McCullough
	Title:	Vice President

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Signature Page 9

SUPPLEMENTAL EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
(Pursuant to Section 6.02 of the Agreement)
Financial Statement Date:                     , 200_
Royal Bank of Canada,
as Administrative Agent
Agency Services Group
Royal Bank Plaza, 200 Bay Street
12th Floor, South Tower
Toronto ON M5J 2W7
Facsimile: (416) 842-4023
Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of April 26, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Allis-Chalmers Energy Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Agreement.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use the following for Fiscal Year-end financial statements]
Attached hereto as Schedule 1 are the year-end audited consolidated financial statements of the Borrower and its Subsidiaries required by Section 6.01(a) of the Agreement for the Fiscal Year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section; and
[Use the following for fiscal quarter-end financial statements]
Attached hereto as Schedule 1 are the unaudited consolidated financial statements of the Borrower and its Subsidiaries required by Section 6.01(b) of the Agreement for the first three fiscal quarters of the Borrower ended as of the above date, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries for such fiscal quarter in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
[Use the following for both Fiscal Year-end and quarter-end financial statements]
1. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

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2. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and no Default or Event of Default has occurred and is continuing except as follows (list of each such Default or Event of Default and include the information required by Section 6.03 of the Agreement):
3. During such fiscal period no casualty losses have occurred, except as described below:
4. The covenant analyses and information set forth on Schedule 3 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , 200_.

ALLIS-CHALMERS ENERGY INC. a Delaware corporation, as Borrower
By:
Name:
Title:

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Supplemental Exhibit C Page 2

For the Quarter/Year ended                                         (“Statement Date”)
SCHEDULE 3
to the Compliance Certificate
($ in 000’s)

I. Section 7.04 — Indebtedness

A. Indebtedness outstanding on Second Amended and Restated Closing Date and listed on Schedule 5.05 and any refinancings, etc. permitted by Section 7.04(b)	$

B. Indebtedness in connection with Swap Contracts permitted by Section 7.04(d)	$

C. Outstanding Principal Amount of Purchase Money Indebtedness for fixed or capital assets permitted by Section 7.04(e) (may not exceed $2,000,000)	$

D. Outstanding Principal Amount of Indebtedness associated with Liens on acquired assets permitted by Section 7.04(f) (may not exceed $2,000,000)	$

E. Outstanding Principal Amount of Indebtedness associated with Capital Leases and obligations to make equipment financing lease or rental payments permitted by Section 7.04(g) (may not exceed $15,000,000)
$

F. Indebtedness owing by DLS’ Argentina Branch to US Bank National Association reflected on Schedule 5.05 (may not exceed $5,500,000)

G. Indebtedness owing by DLS’ or DLS’ Subsidiaries owing in connection with Local Argentina Financing Activities permitted by Section 7.04(j) (may not exceed the greater of (i) 15% of DLS’ consolidated tangible assets and (ii) $30,000,000)

II. Section 7.19(a) — Interest Coverage Ratio

A. Consolidated EBITDA (subject to proforma adjustments, if any, permitted by Section 7.19(e) of the Agreement) for four consecutive fiscal quarters ending on the Financial Statement Date (“Subject Period”)(see Credit Agreement definition of “Consolidated EBITDA”):
$

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B. Sum of (i) Consolidated Interest Charges (subject to proforma adjustments, if any, permitted by Section 7.19(e) of the Agreement) during Subject Period plus (ii) imputed interest charges on Synthetic Leases during Subject Period:
$

C. Is ratio of II.A. to II.B. at least 2.75 to 1.0 for fiscal quarters ending on or before March 31, 2009?
Is ratio of II.A. to II.B. at least 2.00 to 1.0 for fiscal quarters beginning on April 1, 2009 through the fiscal quarter ending on June 30, 2010?
Is ratio of II.A. to II.B. at least 2.75 to 1.0 for fiscal quarters ending on or after July 31, 2010?
Yes/No

III. Section 7.19(b) — Fixed Asset Coverage Ratio

A. Orderly liquidation value of Borrower’s and its Subsidiaries’ domestic fixed assets (determined as of most recently delivered asset appraisal delivered pursuant to Section 6.02(e) or (f) of the Credit Agreement) on which Administrative Agent holds first priority perfected Lien:
$

B. Outstanding Amount of Revolver Principal Debt on most recent Financial Statement Date:	$

C. Is ratio of III.A. to III.B. at least 1.33 to 1.0?	Yes/No

IV. Section 7.19(c) — Leverage Ratio

A. Consolidated Funded Debt for Subject Period (see Credit Agreement definition of “Consolidated Funded Debt”):	$

B. Unrestricted cash of the Borrower and its Subsidiaries deposited in an account with the Administrative Agent or Collateral Agent (or another financial institution acceptable to the Administrative Agent) plus (i) unrestricted cash of the Borrower and its Subsidiaries deposited with a Person other than a Lender subject to a control agreement in favor of the Administrative Agent or Collateral Agent plus (ii) at the Administrative Agent’s discretion, unrestricted cash of the Borrower and its Subsidiaries reflected on the Borrower’s consolidated balance sheet and otherwise subjected to a Lien in favor of the Administrative Agent or Collateral Agent and not otherwise pledged or subject to any claim or encumbrance of any third party plus (iii) Cash Equivalents.
$

C. Net Cash Proceeds from Equity Issuances that have not been expended or invested.	$

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D. Line IV.A minus [Line IV.B minus Line IV.C]	$

E. Consolidated EBITDA (subject to proforma adjustments, if any, permitted by Section 7.19(e) of the Agreement) for Subject Period:	$

F. Is ratio of IV.D. to IV.E. no more than 4.00 to 1.0 for fiscal quarters ending on or before March 31, 2009?
Is ratio of IV.D. to IV.E. no more than 4.75 to 1.0 for fiscal quarters beginning on April 1, 2009 through the fiscal quarter ending on June 30, 2010?
Is ratio of IV.D. to IV.E. no more than 4.00 to 1.0 for fiscal quarters ending on or after July 31, 2010?
Yes/No

V. Section 7.19(d) — Senior Leverage Ratio

A. Consolidated Senior Debt for Subject Period (see Credit Agreement definition of “Consolidated Senior Debt”):	$

B. Consolidated EBITDA (subject to proforma adjustments, if any, permitted by Section 7.19(e) of the Agreement) for Subject Period:	$

C. Is ratio of V.A. to V. B. no more than 2.50 to 1.0?	Yes/No

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SUPPLEMENTAL EXHIBIT E
FORM OF BORROWING BASE REPORT
(Pursuant to Section 6.02(j) of the Agreement)
Borrowing Base Report
ALLIS-CHALMERS ENERGY INC.
Monthly Borrowing Base Report
For the Month Ending
Calculation of Monthly Borrowing Base and Excess Revolver Facility Availability

A. Orderly liquidation value of Borrower’s and Subsidiaries’ domestic fixed assets (as determined by the most recently delivered asset appraisals delivered to Administrative Agent pursuant to Section 6.02(e) or (f) of the Credit Agreement).	$	X	25%	$

B. Eligible Accounts Receivable	$	X	80%	$

C. Total of the orderly liquidation value of Borrower’s and Subsidiaries’ domestic fixed assets (as determined by the most recently delivered asset appraisals delivered to Administrative Agent pursuant to Section 6.02(e) or (f) of the Credit Agreement) and Eligible Accounts Receivable (A+B)
$

D. Borrowing Base (lower of (i) C and (ii) Revolving Commitment)				$

E. Outstanding Amount of Revolving Loans				$

F. Outstanding Amount of L/C Obligations				$

G. Revolver Facility Usage (E+F)				$

H. Excess Revolver Facility Availability (D minus G)				$
- BORROWER CERTIFICATION -
Attached hereto as Schedule 1 is (i) a detailed aged schedule of all Accounts Receivable as of the date specified in this Borrowing Base Report, listing face amounts and dates of invoices of each such Accounts Receivable and the name and address of each account debtor obligated on such Accounts Receivable (and, if requested by Administrative Agent, copies of invoices, credit reports, and any other matters and information relating to the Accounts Receivable) and (ii) a detailed aged schedule of all Eligible Accounts Receivable as of the date specified in this Borrowing Base Report, listing face amounts and dates of invoices of each such Accounts Receivable and the name and address of each account debtor obligated on such Accounts Receivable.

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Attached hereto as Schedule 2 is an appraisal report dated within the most recent 12 month period, setting forth the orderly liquidation value of Borrower’s and Subsidiaries’ domestic fixed assets.
The undersigned hereby warrants to Royal Bank of Canada, as Administrative Agent, that this Borrowing Base Report is a correct statement regarding the Accounts Receivable of Borrower and its Domestic Subsidiaries and that the reconciliation figures are fully and correctly set forth. Capitalized terms used but not defined herein shall have the meanings given such terms in the Second Amended and Restated Credit Agreement dated April 26, 2007 among Allis-Chalmers Energy Inc., the lenders party thereto and Royal Bank of Canada, as Administrative Agent.

ALLIS-CHALMERS ENERGY INC.
By:
Name:
	Title:	Chief Financial Officer

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Supplemental Exhibit E – Page 2